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                                                                    EXHIBIT 21.1

Cross Country Consulting, Inc.
Cross Country TravCorps, Inc.
CFRC, Inc.
TVCM, Inc.
Cejka & Company
E-Staff, Inc.
Cross Country Seminars, Inc.
CC Staffing, Inc.
ClinForce, Inc.
Jennings Ryan & Kolb, Inc.
NovaPro, Inc.
Cross Country Local, Inc.
Cross Country TravCorps Inc. Limited